Exhibit 10.1

David S. Wise
Vice President
General Counsel
(281) 228-7268 Direct Line
(281) 283-5369 Facsimile

August 3, 2007

Michael A. Cheney
3711 Fall Grove Ct.
Houston, TX 77059

Dear Michael:

This letter and its enclosures set forth the terms pursuant to which you agree to resign from your employment at Cyberonics, Inc. (the “Company”).

•	Resignation Date: Your resignation date is August 1, 2007, and you will receive your current base pay through this date. The Company hereby waives its right under your Employment Agreement to receive thirty (30) days notice of your resignation.

•	Separation Payment: The Company agrees to pay you within ten (10) business days from the date of execution of this letter agreement the sum of $376,000.

•	Stock Options: You and the Company agree that the Notice of Grant and Stock Option Agreement for your grants bearing Grant ID nos. 1650, 1798, 1852 and 2262 (as identified in the attached Grant Detail Report) are hereby amended to provide that the option may be exercised up to 130 days after your termination date. You can contact the Stock Option Call Center at (281) 727-5299 or StockOptions@cyberonics.com for information on how to exercise vested stock options. You are designated as an “Insider” for the purpose of compliance with the Company’s Insider Trading Policy, and you will continue to be deemed an Insider as of your Termination Date. Because designated Insiders are currently prohibited from trading Company shares, you must wait until the Company lifts the current trading prohibition before you can trade shares of Cyberonics stock.

•	Health Care Benefits: Your Company-sponsored medical and dental benefits will continue through the end of August 2007. This medical benefit includes access to the Employee Assistance Program. Should you need to contact an EAP representative, you may do so at 1-888-238-6232.

•	Continued Health Care Benefits: You have the right to continue coverage under COBRA after the end of August 2007. You will receive information regarding your right to extend your benefits under COBRA by separate correspondence.

•	Other Benefits: You will find enclosed in this packet information on the other benefit programs and the effect that your separation may have on your benefits under these programs.

•	Expenses: It remains essential that you timely submit expenses for business reimbursement. For the next 30 days, you may submit expenses through Concur via their website — https://my.concureworkplace.com. Cyberonics’ company ID is cyfy48fzb8recwku. You must also submit the supporting receipts to Accounts Payable. Please note that expense reports, complete with supporting documentation, must be submitted within 30 days of the date that such expense is incurred. If you have any questions regarding reimbursement of your expenses or if you have trouble accessing Concur, please contact Accounts Payable at (281) 228-7398 or AccountsPayable@cyberonics.com.

•	Company Property: You are obligated to return all of the Company’s property including, but not limited to, all confidential and/or proprietary information, computer equipment, telephone/Blackberry, literature or materials. These materials must be returned to the corporate office within five (5) business days.

•	Confidentiality Obligations: You are reminded that your Employment Agreement and other agreements you signed at the time you joined the Company have extensive covenants regarding confidentiality, trade secrets, proprietary items, non-competition and non-interference that are valid and remain in effect even after termination of your employment. Please note that Cyberonics will enforce its rights under these agreements to the fullest extent allowed by the law.

•	Employment Agreement: The compensation and benefits outlined herein are offered in lieu of those set forth in that certain Employment Agreement dated June 15, 2006 and any other agreements between and you and the Company; provided that, nothing herein shall affect your rights under the Company’s 401(k) Plan and the Stock Option Agreement Amendment and Bonus Agreement dated December 24, 2006 between you and the Company shall remain in full force and effect. Except to the extent terms thereof expressly survive termination of your employment at the Company, and excluding Section 7 (Indemnification), which shall survive termination, you agree that the Employment Agreement is terminated effective immediately. You and the Company also agree that the term “Business,” as it is used in Section 8.D.2. of your Employment Agreement shall mean a business in the field of neurostimulation in a matter covered by a patent assigned to or held by the Company and in which the Company is actually doing business on the date of your termination of employment.

•	Claims Against You: The Company hereby represents that it is not aware at present of any claims it may have against you.

•	Release: By signing in the space provided below and accepting the consideration set forth herein, you, individually and on behalf of your heirs, executors, administrators, successors and assigns, hereby fully and finally RELEASE, ACQUIT and FOREVER DISCHARGE the Company and its officers, directors, shareholders, subsidiaries and other affiliates, predecessors and successors in interest, agents and representatives, employees and insurers from all claims, demands, liability and causes of action of any nature whatsoever, whether in contract or tort, whether pursuant to statute or common law including, but not limited to, the Title VII Discrimination in Employment Act, the Americans With Disabilities Act and the Age Discrimination in Employment Act, all as amended, and any other applicable federal or state statutes arising out of or pertaining to your employment with Cyberonics and any of its predecessors or affiliates. Nothing in this Release shall be deemed to affect your rights under this letter agreement.

•	Other Conditions: You understand and agree that:

•	You have had a period of 21 days within which to consider whether you will execute this letter agreement, that no one hurried you into executing this Agreement during that 21-day period, and that no one coerced you into executing this Agreement;

•	You have carefully read and fully understand all of the provisions of this letter agreement and declare that this letter agreement is written in a manner that you understand;

•	You are, through this letter agreement, releasing the Company and the other parties specified in the Release from any and all claims you may have against them, and that this letter agreement constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f).

•	You declare that your agreement to all of the terms set forth in this letter agreement is knowing and is voluntary.

•	You knowingly and voluntarily intend to be legally bound by the terms of this Agreement.

•	You were advised and hereby are advised in writing to consider the terms of this letter agreement and consult with an attorney of your choice prior to executing this Agreement.

•	You understand that rights or claims that may arise after the date this letter agreement is executed are not waived.

•	You understand that you have a period of seven days to revoke your acceptance of this letter agreement, and that you may deliver notification of revocation by letter or facsimile addressed to George E. Parker III. You understand that this letter agreement will not become effective and binding, and that none of the consideration described herein will be provided to you until after the expiration of the revocation period. The revocation period commences when you execute this letter agreement and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which you execute this letter agreement. You understand that if you do not deliver a notice of revocation before the end of the seven-day period described above, that this letter agreement will become final, binding and enforceable.

We would like to thank you for your contributions to the organization and wish you success in your future endeavors.

Sincerely,

/s/ David S. Wise

David S. Wise Vice President and General Counsel

Executed this 4th day of August, 2007.

/s/ Michael A. Cheney

Michael A. Cheney